UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 21, 2006
(Date of earliest event reported)

Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 701-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01	Entry Into a Material Definitive Agreement
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01	Financial Statements and Exhibits
Signatures
Exhibit Index

Item 1.01 Entry Into a Material Definitive Agreement

The description of the material terms of the Employment Agreement dated April 21, 2006 (the “Agreement”) between Atlas Air, Inc. (“Atlas”), a Delaware corporation and a wholly-owned subsidiary of Atlas Air Worldwide Holdings, Inc. (“Holdings”) and William Flynn and which description is included in Item 5.02 hereof, is incorporated by reference in this Item 1.01. Holdings will file Mr. Flynn’s Agreement as an exhibit to its periodic report relating to the reporting period in which the Agreement was entered into by the parties.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 3, 2006, Holdings announced that, effective on or about June 22, 2006, Mr. Flynn will join Holdings and its principal operating subsidiaries, Atlas and Polar Air Cargo, Inc. (“Polar”), as President and Chief Executive Officer. Additionally, Mr. Flynn will be nominated to serve on the Board of Directors of Holdings, Atlas and Polar.

Mr. Flynn, 52, has served as President and Chief Executive Officer of GeoLogistics Corporation since 2002. Mr. Flynn was initially recruited in 2002 to lead the company’s turnaround to profitability and was asked to remain as President and Chief Executive Officer when PWC Logistics acquired GeoLogistics Corporation in 2005. Mr. Flynn also joined the Executive Management Committee of PWC Logistics in 2005. Prior to his tenure at GeoLogistics Corporation, from 2000 until 2002, Mr. Flynn served as Senior Vice President to the Merchandise Service Group of CSX Transportation, Inc., the operating unit serving the traditional rail shippers of CSX Transportation, Inc, one of the largest Class 1 railroads operating in the United States.

Pursuant to the Agreement, Mr. Flynn will receive a base annual salary of $650,000, subject to annual review. In addition, Mr. Flynn will be eligible to participate in Holdings’ Annual Incentive Plan, adopted by the Compensation Committee subject to approval by Holdings’ stockholders. Pursuant to the Agreement, Mr. Flynn may be entitled to receive an annual incentive bonus at a target of 80% of his annual base salary, with a maximum of 160% of his annual base salary, all based on the Holdings’ financial and Mr. Flynn’s individual performance for each fiscal year during his employment. Mr. Flynn’s 2006 fiscal year bonus will be prorated based on the amount of annual base salary earned. In addition, immediately upon commencing his employment at Atlas, Mr. Flynn will receive a grant of 50,000 stock options, vesting in four equal parts on the first four anniversaries of his employment, and 25,000 shares of Holdings performance based restricted stock, vesting in four equal parts on the first four anniversaries of his employment, subject to the achievement of performance criteria established by the Compensation Committee.

Pursuant to the Agreement, within 30 days of his first day of employment, Mr. Flynn will also receive a sign-on payment of $200,000 and a sign-on grant of shares of Holdings restricted stock, with a value of $900,000 on the date of grant. Such shares will vest one-quarter on each of the first four anniversaries of the date of the Agreement. It is not anticipated that Mr. Flynn will be entitled to further grants of equity compensation before 2008. Mr. Flynn is also required to maintain a principal residence in or near Holdings’ corporate headquarters.

Pursuant to the Agreement, if Mr. Flynn’s employment is terminated without Cause or by Mr. Flynn for Good Reason, he is entitled to 18 months base salary, payable in accordance with Atlas’s normal payroll schedule and continued coverage rights and benefits under the employee benefit programs of Atlas for a period of 12 months from the date of termination. If Mr. Flynn’s termination without Cause or for Good Reason occurs in connection with a Change in Control, the 18 months of base salary is increased to 24 months. Moreover, in the event of Mr. Flynn’s death or permanent disability, he or his family is entitled to 18 months of base salary. Conversely, if Mr. Flynn is terminated for Cause, he will receive only his base salary accrued through his last day of employment. For these purposes, Cause, Good Reason and Change in Control are all as defined in the Agreement.

No arrangement or understanding exists between Mr. Flynn and any other person pursuant to which Mr. Flynn was selected as an officer of Holdings.

There is no family relationship between any director, executive officer, or person nominated or chosen by the Holdings to become a director or executive officer of Holdings and Mr. Flynn. Mr. Flynn is not a director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. In addition, since the beginning of the Holdings’ last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which Holdings was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Flynn or any member of his immediate family had or will have a direct or indirect material interest.

On May 3, 2006, Holdings issued a press release relating to the above matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
Exhibit No.	Description

99.1	Press Release of Atlas Air Worldwide Holdings, Inc. dated May 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

Dated: May 3, 2006	By: /s/ John W. Dietrich

Name: John W. Dietrich
Title: Senior Vice President,
General Counsel, Secretary and
Chief Human Resources
Officer

EXHIBIT INDEX
99.1	Press Release of Atlas Air Worldwide Holdings, Inc. dated May 3, 2006